Exhibit 3.83

ARTICLES OF ORGANIZATION
OF
O’QUINN MEDICAL PATHOLOGY ASSOCIATION, LLC

ARTICLES OF ORGANIZATION OF O’QUINN MEDICAL PATHOLOGY ASSOCIATION, LLC, dated October 30, 2003, to form a limited liability company under the Georgia Limited Liability Company Act (O.C.G.A. § 14-11-100 et seq.).

FIRST.   The name of the limited liability company formed hereby is “O’Quinn Medical Pathology Association, LLC.”

SECOND.   Management of the limited liability company is vested in the members.

THIRD:   These Articles of Organization shall be effective at 11:59 p.m. on October 31, 2003.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization as of the date first above written.

/s/ ANDREA LEE LYMAN
Andrea Lee Lyman
Organizer